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                    December 22, 2021

       Troy Datcher
       Chief Executive Officer
       TPCO Holding Corp.
       1550 Leigh Avenue
       San Jose, California

                                                        Re: TPCO Holding Corp.
                                                            Amendment No. 4 to
Registration Statement on Form 10-12G
                                                            Filed December 9,
2021
                                                            File No. 000-56348

       Dear Mr. Datcher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Keith D. Pisani, Esq.